ELECTION FORM

as of [Day, Month, Date, Year]

[Employee Name]
[Employee Address]
[Employee ID]

Grant Summary

		Grant	Grant	Exercise	Expiration	Shares	Shares	Shares
Plan	Grant ID	Date	Type	Price	Date	Granted	Outstanding	Exercisable

     I have received the Information Statement relating to Siebel Systems, Inc.’s (“Siebel Systems”) offer to exchange certain options held by its employees. I understand that “Eligible Options” are only those options with an exercise price equal to or greater than $40.00 per share, and that the offer is only available to employees who qualify as “Eligible Participants” and who remain “Eligible Participants” through the close of the offer. I further understand that if (a) this Election Form relates to an option that is not an “Eligible Option” or (b) the number listed under “Shares Outstanding” above is zero, Siebel Systems will disregard this Election Form and no options will be exchanged under this Election Form.

( )	I hereby elect to cancel the full number of shares outstanding under the Eligible Option listed above according to the terms and conditions stated in the Information Statement.

( )	I do not accept the offer to exchange the Eligible Option listed above. I understand that I will not receive any consideration for my Eligible Option and my Eligible Option will continue on its current terms.

     I hereby agree that, unless I revoke my election before midnight Pacific Time on September 30, 2002 (or a later expiration date if Siebel Systems extends the offer), my election will be irrevocable, and if accepted by Siebel Systems, such surrendered Eligible Options will be cancelled in their entirety on or after such date. I understand that (a) if the consideration for the cancellation of my Eligible Option(s) will be in the form of Issued Common Stock, the number of shares of Issued Common Stock that I will receive will be determined as of the Offer Termination Date and (b) I will receive my Consideration, whether in shares of Issued Common Stock or cash, after October 1, 2002.

     I further understand and agree that, unless I have elected to tender only part of the Eligible Option listed above by filling in the blank after “Partial Tender of Eligible Option” below, the tender of the Eligible Option listed above will be for the full number of shares outstanding thereunder. If the share amount elected below is not in a 1,000-share increment, I understand that you will reduce my election down to the nearest 1,000-share increment.

                    Partial Tender of Eligible Option: _________

     I acknowledge and agree that, by accepting this offer, I have agreed to all of the terms applicable to me in Appendix A to the Information Statement - “Guide to International Issues.”

     I acknowledge and agree that neither the ability to participate in the offer nor actual participation in the offer shall be construed as a right to continued employment with Siebel Systems or my employer (except on an at-will basis, unless otherwise required by local law). I agree that Siebel Systems has made no representations or warranties to me regarding this offer or the future pricing of Siebel Systems stock, and that my participation in this offer is at my own discretion.

     I AGREE THAT SIEBEL SYSTEMS SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

Optionee Signature	Date
Email Address

PLEASE FAX YOUR SIGNED AND COMPLETED ELECTION FORM TO (650) 477-4020 BY NO LATER THAN MIDNIGHT, PACIFIC TIME ON SEPTEMBER 30, 2002 (OR A LATER EXPIRATION DATE IF SIEBEL SYSTEMS EXTENDS THE OFFER).

2.